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                                                Filed Pursuant to Rule 424(B)(3)
                                           Registration Statement No. 333-121263

                PRICING SUPPLEMENT NO. 1681 DATED 23 JANUARY 2007

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $7,156,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2015,
 CURRENTLY TOTALING A$3,423,368,000.00 (A$2,648,868,000.00) INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with the prospectus supplement dated December 14, 2005, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "Base Prospectus"), save in respect of the Terms and Conditions which are extracted from the Prospectus. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of these final terms, the prospectus supplement and the Prospectus. Copies of the prospectus supplement are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The pricing supplement will be published on the Luxembourg Stock Exchange website.

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1.   Issuer:                    Queensland Treasury Corporation

     (i)

     (ii)  Guarantor:           The Treasurer on behalf of the Government of
                                Queensland

2.   Benchmark line:            2015
                                (to be consolidated and form a single series with QTC 6% Global A$ Bonds due 14 October,
                                2015, ISIN US748305BE82)

3.   Specific Currency or       AUD ("A$")
     Currencies:

4.   (i)   Issue price:         101.019%

     (ii)  Dealers' fees and    No fee or commission is payable in respect of
           commissions paid     the issue of the bond(s) described in this
           by Issuer:           Pricing Supplement. Instead, QTC pays fees and
                                commissions in accordance with the procedure
                                described in the QTC Offshore and Onshore Fixed
                                Interest Distribution Group Operational
                                Guidelines.
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5.   Specified Denominations:   A$1,000

6.   (i)   Issue Date:          29 January 2007

     (ii)  Record Date (date    6 April/6 October
           on and from which
           security is
           Ex-interest):

     (iii) Interest Payment     14 April/14 October
           Dates:

7.   Maturity Date:             14 October 2015

8.   Interest Basis:            6 per cent Fixed Rate

9.   Redemption/Payment Basis:  Redemption at par

10.  Change of Interest Basis   Not Applicable
     or Redemption/Payment
     Basis:

11.  (i)   Status of the        Senior and rank pari passu with other senior,
           Bonds:               unsecured debt obligations of QTC

     (ii)  Status of the        Senior and ranks pari passu with all its other
           Guarantee:           unsecured obligations

12.  Method of distribution:    Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.  Fixed Rate Note Provisions
     Applicable

     (i)   Rate(s) of           6 percent per annum payable semi-annually in
           Interest:            arrears

     (ii)  Interest Payment     14 April and 14 October in each year up to and
           Date(s):             including the Maturity Date

     (iii) Fixed Coupon         A$30 per A$1,000 in nominal amount
           Amount(s):

     (iv)  Determination        Not Applicable
           Date(s):

     (v)   Other terms          None
           relating to the
           method of
           calculating
           interest for Fixed
           Rate Bonds:
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                        PROVISIONS RELATING TO REDEMPTION

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14.  Final Redemption           A$1,000 per bond of A$1,000 Specified
     Amount:                    Denomination

15.  Early Redemption           Not Applicable
     Amount(s) payable on
     redemption for taxation
     reasons or on event of
     default and/or the
     method of calculating
     the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.  Form of Bonds:             Permanent Global Note not exchangeable for
                                Definitive Bonds

17.  Additional Financial       Not Applicable
     Centre(s) or other
     special provisions
     relating to Payment
     Dates:

18.  Talons for future          No
     Coupons or Receipts to
     be attached to
     Definitive Bonds (and
     dates on which such
     Talons mature):

19.  Other terms or special     Not Applicable
     conditions:
                                  DISTRIBUTION

20.  (i)   If syndicated,       Not Applicable
           names and
           addresses of
           Managers and
           underwriting
           commitments:

     (ii)  Date of Dealer       23 January 2007 (the "Trade Date")
           Agreement:

     (iii) Stabilizing          Not Applicable
           Manager(s) (if
           any):

21.  If non-syndicated,         UBS AG, Australia Branch
     name and address of        Level 25, Governor Phillip Tower
     relevant Dealer:           1 Farrer Place
                                SYDNEY NSW 2000

22.  Whether TEFRA D or         TEFRA Not Applicable
     TEFRA C rules applicable
     or TEFRA rules not
     applicable:

23.  Additional selling         Not Applicable
     restrictions:
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LISTING APPLICATION

     This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    --------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

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1.    LISTING

(i)   Listing:                  Bourse de Luxembourg.

(ii)  Admission to trading:     Application has been made for the bonds to be
                                admitted to trading on the regulated market of the Bourse de Luxembourg with effect from the Issue Date.

2.    RATINGS

      Ratings:                  The bonds to be issued have been rated:

                                S&P:       AAA
                                Moody's:   Aaa

                                An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                                Obligations rated Aaa by Moody's are judged to be of the highest quality with minimal credit risk.

                                A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.
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3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved

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in the issue of the bonds has an interest material to the offer.

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4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:    See "Use of Proceeds" section in the prospectus
                                supplement.

(ii)  Estimated net proceeds:   Not Applicable.

(iii) Estimated total           Not Applicable.
      expenses:

5.    YIELD                     6.11%
      Indication of yield:

                                Calculated as 7 basis points less than the yield on the equivalent A$ Domestic Bond issued by the Issuer under its Domestic A$ Bond Facility on the Trade Date.

                                The yield is calculated on the Trade Date on the basis of the Issue Price. It is not an indication of future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                US748305BE82

(ii)  Common Code:              017598066

(iii) CUSIP Code:               748305BE8

(iv)  Any clearing system(s)    Not Applicable
      other than
      Depositary Trust
      Company, Euroclear Bank
      S.A./N.V. and
      Clearstream Banking,
      societe anonyme and the
      relevant identification
      number(s):

(v)   Delivery:                 Delivery free of payment

(vi)  Names and addresses of    Not Applicable
      additional Paying
      Agent(s) (if any):
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